Exhibit 4.84

Summary of the Private Instrument of Commitment to Purchase and Sale of Real Property, entered into on September 1, 2021, in connection with Fazenda Rio do Meio.

Parties: Agrifirma Bahia Agropecuáiria Ltda., as Seller; Francisco Ferreira Camacho, as Buyer; and Brasilagro Companhia Brasileira de Propriedades Agrícolas and Agrifirma Agro Ltda. as intervening-consenting parties.

Purpose: The commitment to sell a total area of 3,230.34 hectares, of which 2,859.34 hectares are arable and 371 hectares which still do not have a vegetation clearance license, to be originated from Fazenda Rio do Meio, for the total price, in Brazilian national currency (Reais), equivalent to 714,835 bags of soybeans, to be paid as follows: (i) the first installment in the amount, in Brazilian Reais, equivalent to 107,224.55 bags of soybeans shall be paid 33% on September 20, 2021, 33% on November 15, 2021 and 33% on December 30, 2021; (ii) the second installment in the amount, in Brazilian Reais, equivalent to 21,445.84 bags of soybeans shall be paid on June 10, 2022; (iii) the third installment in the amount, in Brazilian Reais, equivalent to 14,296.61 bags of soybeans shall be paid on October 10, 2022; (iv) the fourth installment in the amount, in Brazilian Reais, equivalent to 57,187.36 bags of soybeans shall be paid on June 10, 2023; (v) the fifth installment in the amount, in Brazilian Reais, equivalent to 40,039.05 bags of soybeans shall be paid on October 10, 2023; (vi) the sixth installment in the amount, in Brazilian Reais, equivalent to 85.779.64 bags of soybeans shall be paid on June 10, 2024; (vii) the seventh installment in the amount, in Brazilian Reais, equivalent to 78,631.34 bags of soybeans shall be paid on October 10, 2024; (viii) the eight installment in the amount, in Brazilian Reais, equivalent to 85,779.64 bags of soybeans shall be paid on June 10, 2025; (ix) the ninth installment in the amount, in Brazilian Reais, equivalent to 78,631.34 bags of soybeans shall be paid on October 10, 2025; (x) the tenth installment in the amount, in Brazilian Reais, equivalent to 50,038.13 bags of soybeans shall be paid on June 10, 2026; (xi) the eleventh installment in the amount, in Brazilian Reais, equivalent to 42,889.82 bags of soybeans shall be paid on October 10, 2026; (xii) the twelfth installment in the amount, in Brazilian Reais, equivalent to 21,445.84 bags of soybeans shall be paid on June 10, 2027; and (xiii) the thirteenth installment in the amount, in Brazilian Reais, equivalent to 21,445.84 bags of soybeans shall be paid on October 10, 2027. In the event the vegetation clearance license corresponding to 371 hectares is granted, an additional price, in Brazilian Reais, equivalent to 37,100 bags of soybeans shall be added to the terms and conditions of the transaction.